Exhibit 99.1

Press Release

Exar Promotes Daniel Wark to Vice President of Worldwide Operations

Fremont, CA – December 18, 2014 – Exar Corporation (NYSE: EXAR), a leading supplier of high-performance integrated circuits and system solutions, today announced the promotion of Daniel Wark to the position of Vice President, Worldwide Operations. Mr. Wark succeeds Robert Todd Smathers, who is retiring after three years of service with Exar and over 35 years of service in the semiconductor industry.

Mr. Wark, formerly Vice President of Supply Chain Management, has over 35 years of manufacturing experience with both IDM and fabless semiconductor companies. He has held executive and management positions at Linear Technology Corporation, National Semiconductor Corporation, Volterra Semiconductor, Amalfi Semiconductor, Pericom Semiconductor and Avantek. Currently, Mr. Wark chairs the supply chain committee of the Global Semiconductor Alliance (GSA). In his new capacity, Mr. Wark will be responsible for all worldwide operations including front-end and back-end operations, production control, purchasing and facilities, as well as quality and reliability, foundry, product and test engineering.

Louis DiNardo, President and CEO, commented that, “I have worked closely with Dan over the last 25 years. He has the background, experience and relationships to provide Exar continuing sound manufacturing leadership.”

“On behalf of everyone at Exar, I would like to thank Todd Smathers for his commitment to Exar, the operational excellence he has brought to the Company and most importantly, the integrity with which he has driven day-to-day activity. Todd has been a good friend and colleague for many years,” concluded Mr. DiNardo.

About Exar

Exar Corporation designs, develops and markets high performance integrated circuits and system solutions for the industrial and embedded systems communications, high-end consumer and infrastructure markets. Exar's broad product portfolio includes analog, display, LED lighting, mixed-signal, power management, connectivity, data management and video processing solutions. Exar has locations worldwide providing real-time customer support. For more information, visit www.exar.com.

Exar, XR, the Exar logo are registered trademarks and PowerArchitect is a trademark of Exar Corporation. All other trademarks are the property of their respective owners.

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Contact:	Exar Media Relations
510-668-7000 press@exar.com

Agency:	Bob Jones or Derek Rye, Publitek
North America: 408-786-5151 Europe: +44 1225 470000 exar@publitek.com